Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
April 21, 2016

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2016 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 21, 2016 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2016.

Consolidated net income available to common stockholders for the first quarter of 2016 was $79.2 million, or $1.52 per diluted common share, compared to $87.5 million, or $1.68 per diluted common share, for the fourth quarter of 2015, and $88.5 million, or $1.71 per diluted common share, for the first quarter of 2015.

"Our core business remained healthy in the first quarter, with outstanding loan growth and solid core fee income,” said Greg Becker, President and CEO of SVB Financial Group. ”Credit overall remained sound, although softness in the VC markets pressured our early-stage loan portfolio and drove lower warrant and VC-related investment gains."

Highlights of our first quarter 2016 results (compared to fourth quarter 2015, unless otherwise noted) included:

•	Average loan balances of $17.0 billion, an increase of $1.3 billion (or 8.0 percent).

•	Average investment securities, excluding non-marketable and other securities, of $23.4 billion, a decrease of $0.1 billion (or 1.0 percent).

•
Average total client funds (consisting of both on-balance sheet deposits and off-balance sheet client investment funds) of $81.7 billion, a decrease of $0.6 billion (or 1.0 percent) with average off-balance sheet client investment funds decreasing by $1.0 billion (or 2.2 percent), offset by average on-balance sheet deposits increasing by $0.4 billion (or 1.0 percent).

•	Net interest income (fully taxable equivalent basis) of $281.7 million, an increase of $12.3 million (or 4.6 percent).

•	Net interest margin of 2.67 percent, an increase of 13 basis points.

•	Provision for loan losses of $33.3 million, compared to $31.3 million.

•
Losses on investment securities of $4.7 million, compared to gains of $12.4 million. Non-GAAP losses on investment securities, net of noncontrolling interests, were $2.0 million, compared to gains of $9.6 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $6.6 million, compared to $16.4 million.

•	Non-GAAP core fee income increased $3.8 million (or 5.2 percent) to $76.5 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Noninterest expense of $204.0 million, a decrease of $4.6 million (or 2.1 percent).

First Quarter 2016 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Income statement:
Diluted earnings per common share	$1.52	$1.68	$1.57	$1.66	$1.71
Net income available to common stockholders	79.2	87.5	81.7	86.1	88.5
Net interest income	281.4	269.1	254.7	243.8	238.9
Provision for loan losses	33.3	31.3	33.4	26.5	6.5
Noninterest income (1)	86.1	114.5	108.5	126.3	123.5
Noninterest expense (1)	204.0	208.6	184.8	194.1	190.5
Non-GAAP core fee income (2)	76.5	72.7	68.4	66.1	58.2
Non-GAAP noninterest income, net of noncontrolling interests (1) (2)	88.8	111.8	102.1	117.7	109.4
Non-GAAP noninterest expense, net of noncontrolling interests (1) (2)	204.1	208.4	184.6	193.9	190.2
Fully taxable equivalent:
Net interest income (3)	$281.7	$269.4	$255.0	$244.2	$239.3
Net interest margin	2.67%	2.54%	2.50%	2.58%	2.65%
Balance sheet:
Average total assets (1)	$44,190.2	$43,634.8	$42,014.2	$39,442.8	$38,221.3
Average loans, net of unearned income (1)	17,012.4	15,745.6	14,916.7	14,320.9	14,048.3
Average available-for-sale securities	14,692.6	15,314.8	15,035.1	13,797.7	13,571.2
Average held-to-maturity securities	8,658.7	8,220.5	7,879.0	7,639.8	7,569.8
Average noninterest-bearing demand deposits (1)	31,219.5	30,531.1	28,791.7	26,723.3	25,173.4
Average interest-bearing deposits	8,048.6	8,373.6	8,591.3	8,232.7	8,688.8
Average total deposits (1)	39,268.1	38,904.7	37,383.1	34,956.1	33,862.2
Average long-term debt	796.7	797.1	797.3	797.6	690.0
Period-end total assets (1)	43,573.9	44,686.7	41,731.0	40,231.0	38,606.6
Period-end loans, net of unearned income (1)	17,735.1	16,742.1	15,314.6	14,261.4	14,447.7
Period-end available-for-sale securities	14,327.1	16,380.7	15,307.7	14,495.8	13,746.9
Period-end held-to-maturity securities	8,548.2	8,791.0	8,306.5	7,735.9	7,816.8
Period-end non-marketable and other securities (1)	668.5	674.9	650.6	645.5	664.4
Period-end noninterest-bearing demand deposits (1)	30,933.3	30,867.5	28,659.0	27,734.7	25,796.1
Period-end interest-bearing deposits	7,826.5	8,275.3	8,390.5	7,892.2	8,135.0
Period-end total deposits (1)	38,759.7	39,142.8	37,049.4	35,627.0	33,931.1
Off-balance sheet:
Average client investment funds	$42,471.6	$43,436.2	$41,972.9	$37,869.5	$33,625.1
Period-end client investment funds	42,273.5	43,991.7	43,566.7	40,084.5	35,169.8
Total unfunded credit commitments	15,880.2	15,614.4	16,087.3	15,808.2	15,485.5
Earnings ratios:
Return on average assets (annualized) (1) (4)	0.72%	0.80%	0.77%	0.88%	0.94%
Return on average SVBFG stockholders’ equity (annualized) (5)	9.58	10.74	10.35	11.40	12.38
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.29%	1.29%	1.28%	1.34%	1.15%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.01	0.99	0.99	0.99	0.99
Gross charge-offs as a % of average total gross loans (annualized)	0.61	0.29	0.77	0.13	0.16
Net charge-offs as a % of average total gross loans (annualized)	0.49	0.28	0.75	0.05	0.11
Other ratios:
GAAP operating efficiency ratio (1) (6)	55.51%	54.39%	50.88%	52.45%	52.57%
Non-GAAP operating efficiency ratio (1) (2)	55.09	54.67	51.69	53.57	54.56
SVBFG CET 1 risk-based capital ratio (1)	12.38	12.28	12.48	12.54	11.92
Bank CET 1 risk-based capital ratio	12.57	12.52	12.79	12.87	12.36
SVBFG total risk-based capital ratio (1)	13.90	13.84	14.05	14.15	13.46
Bank total risk-based capital ratio	13.66	13.60	13.85	13.93	13.35
SVBFG tier 1 leverage ratio (1)	7.69	7.63	7.67	7.95	7.92
Bank tier 1 leverage ratio	7.19	7.09	7.13	7.39	7.43
Period-end loans, net of unearned income, to deposits ratio (1)	45.76	42.77	41.34	40.03	42.58
Average loans, net of unearned income, to average deposits ratio	43.32	40.47	39.90	40.97	41.49
Book value per common share (7)	$65.40	$61.97	$61.66	$59.29	$58.16
Other statistics:
Average full-time equivalent employees	2,160	2,073	2,030	1,959	1,955
Period-end full-time equivalent employees	2,170	2,089	2,054	1,964	1,965

(1)
Amounts and ratios as of and for the three months ended March 31, 2015 have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

(2)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(3)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.3 million for the quarter ended March 31, 2016 and $0.4 million for each of the quarters ended December 31, 2015, September 30, 2015, June 30, 2015, and March 31, 2015.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.

(5)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVBFG stockholders’ equity.

(6)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(7)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $281.7 million for the first quarter of 2016, compared to $269.4 million for the fourth quarter of 2015 and $239.3 million for the first quarter of 2015. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the fourth quarter of 2015 to the first quarter of 2016. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q1'16 compared to Q4'15
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(678)	$752	$74
AFS / HTM fixed income investment securities	(624)	389	(235)
Loans	12,276	265	12,541
Increase in interest income, net	10,974	1,406	12,380
Interest expense:
Deposits	(54)	78	24
Short-term borrowings	26	2	28
Long-term debt	—	22	22
Increase (decrease) in interest expense, net	(28)	102	74
Increase in net interest income	$11,002	$1,304	$12,306

The increase in net interest income, on a fully taxable equivalent basis, from the fourth quarter of 2015 to the first quarter of 2016, was attributable primarily to the following:

•
An increase in interest income from loans of $12.5 million to $197.9 million for the first quarter of 2016. The increase was reflective primarily of a $1.3 billion increase in average loan balances as well as an increase in loan yields, offset by one less day in the quarter (compared to the fourth quarter of 2015). Our gross loan yields increased 8 basis points, offset by a decline of 7 basis points in our loan fee yields, resulting in an overall loan yield increase of 1 basis point to 4.68 percent. The increase in our gross loan yields is reflective primarily of the full quarter impact of the 25 basis point increase in the target federal funds rate by the Federal Reserve in December 2015. Loan fee yields decreased as a result of lower nonrecurring fee income and lower income from early payoffs during the first quarter.

Net interest margin, on a fully taxable equivalent basis, was 2.67 percent for the first quarter of 2016, compared to 2.54 percent for the fourth quarter of 2015 and 2.65 percent for the first quarter of 2015. Our net interest margin increased due to a shift in the mix of our interest earning assets towards our higher yielding loan portfolio. Average loans represented 40 percent of interest earning assets for the first quarter of 2016 compared to 37 percent for the fourth quarter of 2015. The shift was a result of using our cash and fixed income investment portfolio to fund loan growth during the quarter. Additionally, the increase in our gross loan yield benefited from the full-quarter impact of the target federal funds rate increase as noted above.

For the first quarter of 2016, 85.7 percent, or $14.9 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 84.8 percent, or $13.7 billion, for the fourth quarter of 2015, and 83.0 percent, or $11.8 billion, for the first quarter of 2015.

Investment Securities

Our investment securities portfolio consists of: (i) an available-for-sale ("AFS") portfolio and a held-to-maturity ("HTM") portfolio, both of which represent primarily interest-earning fixed income investment securities and are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and credit diversification as well as addressing our asset/liability management objectives; and (ii) a non-marketable and other securities portfolio, which represents primarily investments managed as part of our funds management business. Our total period-end fixed income investment securities portfolio decreased by $2.3 billion, or 9.1 percent, to $22.9 billion at March 31, 2016. During the quarter, to support loan growth and the liquidity needs of the Bank, we sold approximately $1.9 billion of our U.S. Treasury securities in our AFS portfolio. The duration of our fixed income investment securities portfolio was 2.6 years and 2.7 years for March 31, 2016 and December 31, 2015, respectively. Non-marketable and other securities decreased by $6.4 million to $668.5 million ($545.3 million net of noncontrolling interests) at March 31, 2016.

Available-for-Sale Securities

Average AFS securities were $14.7 billion for the first quarter of 2016, compared to $15.3 billion for the fourth quarter of 2015, a decrease of $0.6 billion. Average AFS securities were $13.6 billion for the first quarter of 2015. Period-end AFS securities were $14.3 billion at March 31, 2016, $16.4 billion at December 31, 2015 and $13.7 billion at March 31, 2015. The decrease in period-end AFS securities balances from the fourth quarter of 2015 to the first quarter of 2016 was primarily due to the $1.9 billion sale of U.S. Treasury securities as noted above. Additionally, the portfolio decreased due to paydowns and maturities of $364 million. A decrease in market interest rates at period-end increased the fair value of our AFS securities portfolio by $170.8 million. The $170.8 million increase in fair value is reflected as a $101.3 million (net of tax) increase in accumulated other comprehensive income. The duration of our AFS securities portfolio was 2.4 years at both March 31, 2016 and December 31, 2015.

Held-to-Maturity Securities

Average HTM securities were $8.7 billion for the first quarter of 2016, compared to $8.2 billion for the fourth quarter of 2015, reflecting an increase of $0.5 billion. Average HTM securities were $7.6 billion for the first quarter of 2015. Period-end HTM securities were $8.5 billion at March 31, 2016, $8.8 billion at December 31, 2015 and $7.8 billion at March 31, 2015. For the three months ending March 31, 2016, we made purchases of $116 million primarily in agency backed mortgage securities, which were offset by paydowns and maturities of $352 million. The duration of our HTM securities portfolio was 2.8 years and 3.2 years at March 31, 2016 and December 31, 2015, respectively.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio represents primarily investments in venture capital and private equity funds, debt funds and private and public portfolio companies.

Non-marketable and other securities decreased by $6.4 million to $668.5 million ($545.3 million net of noncontrolling interests) at March 31, 2016, compared to $674.9 million ($548.6 million net of noncontrolling interests) at December 31, 2015 and $664.4 million ($534.5 million net of noncontrolling interests) at March 31, 2015. The $6.4 million decrease was primarily due to the decrease in market prices of companies held by the fund investments in our managed funds of funds portfolio. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $1.3 billion to $17.0 billion for the first quarter of 2016, compared to $15.7 billion for the fourth quarter of 2015 and $14.0 billion for the first quarter of 2015. Period-end loans (net of unearned income) increased by $1.0 billion to $17.7 billion at March 31, 2016, compared to $16.7 billion at December 31, 2015 and $14.4 billion at March 31, 2015. Period-end and average loan growth came primarily from our private equity/venture capital loan portfolio as well as from our Private Bank portfolio.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $773 million, attributable primarily to our private equity/venture capital portfolio, and totaled $7.6 billion, $6.8 billion and $6.1 billion at March 31, 2016, December 31, 2015 and March 31, 2015, respectively, which represents 42.7 percent, 40.6 percent and 42.2 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations."

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2016	December 31, 2015	March 31, 2015
Allowance for loan losses, beginning balance	$217,613	$197,507	$165,359
Provision for loan losses	33,341	31,261	6,452
Gross loan charge-offs	(26,174)	(11,629)	(5,487)
Loan recoveries	5,469	474	1,551
Allowance for loan losses, ending balance	$230,249	$217,613	$167,875
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.75%	0.74%	0.18%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.61	0.29	0.16
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.49	0.28	0.11
Allowance for loan losses as a percentage of period-end total gross loans	1.29	1.29	1.15
Period-end total gross loans	$17,846,081	$16,857,131	$14,554,854
Average total gross loans	17,123,718	15,856,614	14,148,842

Our provision for loan losses was $33.3 million for the first quarter of 2016, compared to $31.3 million for the fourth quarter of 2015. The provision of $33.3 million consists primarily of $20.7 million related to net charge-offs during the quarter, $9.5 million related to the $1.0 billion increase in period-end loan balances, with the remainder due to an increase in our overall reserves for performing loans driven by a shift in the mix of our loan portfolio.

Gross loan charge-offs were $26.2 million for the first quarter of 2016 and included $15.4 million from our early-stage loan portfolio and $8.2 million from one late-stage client loan. These charge-offs were primarily from our software and internet loan portfolio.

Our allowance for loan losses as a percentage of total gross loans held flat at 1.29 percent at March 31, 2016. Our allowance for loan losses for performing loans as a percentage of total gross performing loans increased 2 basis points to 1.01 percent at March 31, 2016 reflective of a shift in the mix of our loan portfolio.

The allowance for loan losses related to nonaccrual loans was $50.4 million at March 31, 2016, compared to $51.8 million at December 31, 2015. Our allowance for nonaccrual loans included $11.0 million of reserves for new nonaccrual loans, offset by a reserve reduction of $7.2 million due to the acquisition of one of our sponsored buyout clients and $5.2 million of other reserve reductions as a result of charge-offs and loan repayments.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $81.7 billion for the first quarter of 2016, compared to $82.3 billion for the fourth quarter of 2015 and $67.5 billion for the first quarter of 2015. Period-end total client funds were $81.0 billion at March 31, 2016, compared to $83.1 billion at December 31, 2015 and $69.0 billion at March 31, 2015.

Deposits

Average deposits were $39.3 billion for the first quarter of 2016, compared to $38.9 billion for the fourth quarter of 2015 and $33.9 billion for the first quarter of 2015. Period-end deposits were $38.8 billion at March 31, 2016, compared to $39.1 billion at December 31, 2015 and $33.9 billion at March 31, 2015. Increase in average deposits of $0.4 billion consisted primarily of $0.9 billion growth in early-stage deposit balances driven by equity funding rounds, offset by a decline in our private equity/venture capital deposit balances attributable to distributions.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $42.5 billion for the first quarter of 2016, compared to $43.4 billion for the fourth quarter of 2015 and $33.6 billion for the first quarter of 2015. Period-end client investment funds were $42.3 billion at March 31, 2016, compared to $44.0 billion at December 31, 2015 and $35.2 billion at March 31, 2015. The decrease in average and period-end off-balance sheet client investment funds from the fourth quarter of 2015 to the first quarter of 2016 was attributable to increased client M&A activity, partially offset by growth in early-stage client investment funds driven by equity funding rounds as noted above.

Noninterest Income

Noninterest income was $86.1 million for the first quarter of 2016, compared to $114.5 million for the fourth quarter of 2015 and $123.5 million for the first quarter of 2015. Non-GAAP noninterest income, net of noncontrolling interests was $88.8 million for the first quarter of 2016, compared to $111.8 million for the fourth quarter of 2015 and $109.4 million for the first quarter of 2015. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures".)

The decrease of $28.4 million ($23.0 million net of noncontrolling interests) in noninterest income from the fourth quarter of 2015 to the first quarter of 2016 was driven primarily by losses on our investment securities and a decrease in net gains on our equity warrant assets.

Items impacting the change in noninterest income from the fourth quarter of 2015 to the first quarter of 2016 were as follows:

•
Losses on investment securities of $4.7 million for the first quarter of 2016, compared to gains of $12.4 million for the fourth quarter of 2015. Net of noncontrolling interests, non-GAAP net losses on investment securities were $2.0 million for the first quarter of 2016 compared to net gains of $9.6 million for the fourth quarter of 2015. The non-GAAP net losses, net of noncontrolling interests, of $2.0 million for the first quarter of 2016 were driven primarily by the following:

◦
Losses of $3.9 million from our managed funds of funds, related primarily to unrealized valuation decreases due to the decrease in market prices of public positions held by the fund investments in the portfolio.

◦	Gains of $2.4 million from our strategic and other investments, driven primarily by distribution gains from our strategic venture capital fund investments.

◦
Net losses of $0.8 million from our available-for-sale securities portfolio reflective of $2.2 million of losses on sales of shares from exercised warrants in public companies upon expiration of lock-up periods during the first quarter of 2016, offset by a $1.4 million gain from the sale of U.S. Treasury securities previously noted.

As of March 31, 2016, we directly or indirectly (through 5 of our consolidated managed investment funds) held investments in 307 venture capital funds, 92 companies and 4 debt funds.

The following tables provide a summary of non-GAAP net (losses) gains on investment securities, net of noncontrolling interests for the three months ended March 31, 2016 and December 31, 2015, respectively:

	Three months ended March 31, 2016
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP (losses) gains on investment securities, net	$(6,481)	$(634)	$855	$(817)	$2,393	$(4,684)
Less: (losses) attributable to noncontrolling interests, including carried interest	(2,587)	(129)	—	—	—	(2,716)
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$(3,894)	$(505)	$855	$(817)	$2,393	$(1,968)

	Three months ended December 31, 2015
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$4,101	$1,521	$1,859	$(1,548)	$6,506	$12,439
Less: income attributable to noncontrolling interests, including carried interest	1,933	870	—	—	—	2,803
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$2,168	$651	$1,859	$(1,548)	$6,506	$9,636

•
Net losses on derivative instruments were $1.7 million for the first quarter of 2016, compared to gains of $17.5 million for the fourth quarter of 2015. The following table provides a summary of our net losses on derivative instruments:

	Three months ended
(Dollars in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Net gains on equity warrant assets	$6,605	$16,384	$20,278
(Losses) gains on foreign exchange forward contracts, net:
(Losses) gains on client foreign exchange forward contracts, net	(5,654)	235	(507)
(Losses) gains on internal foreign exchange forward contracts, net (1)	(2,208)	751	20,018
Total (losses) gains on foreign exchange forward contracts, net	(7,862)	986	19,511
Net (losses) gains on other derivatives (2)	(438)	145	(60)
Total (losses) gains on derivative instruments, net	$(1,695)	$17,515	$39,729

(1)
Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments. The change in fair value of our foreign exchange forward contracts is offset by the revaluation of foreign currency denominated instruments which are included in the line item "Other" within noninterest income.

(2)	Represents primarily the change in fair value of our client interest rate derivatives and our interest rate swaps.

◦	Net losses of $1.7 million on derivative instruments for the first quarter of 2016 were attributable primarily to the following:

•Net gains on equity warrant assets of $6.6 million, reflective of the following:

◦	Net gains of $6.8 million from the exercise of equity warrant assets as a result of M&A activity during the quarter, compared to net gains of $4.6 million for the fourth quarter of 2015.

◦
Net gains of $0.4 million from changes in warrant valuations in the first quarter of 2016 compared to net gains of $12.0 million for the fourth quarter of 2015, reflective primarily of the downward pressure on our private equity warrant valuations as a result of the first quarter 2016 equity market environment.

At March 31, 2016, we held warrants in 1,670 companies with a total value of $130.6 million. Warrants in 18 companies had values greater than $1.0 million and represented 32 percent of the fair value of the total warrant portfolio at March 31, 2016. The gains from our equity warrants that are from changes in warrant valuations are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

•
Net losses of $5.7 million on client foreign exchange forward contracts for the first quarter of 2016, compared to net gains of $0.2 million for the fourth quarter of 2015. The net losses of $5.7 million were partially offset by net gains of $3.7 million from the revaluation of foreign currency denominated cash that are included in the line item "Other" within noninterest income. Also contributing to the loss is a reclassification of $2.8 million in unrealized gains on forward contracts to foreign exchange fee income (included in Non-GAAP core fee income below) reflecting fees earned on forward contracts executed on behalf of our clients, that were previously recorded in gains (losses) on derivative instruments.

•
Net losses of $2.2 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the first quarter of 2016, compared to net gains of $0.8 million for the fourth quarter of 2015. The net losses of $2.2 million were offset by net gains of $2.5 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, letters of credit fees and client investment fees) increased $3.8 million to $76.5 million for the first quarter of 2016, compared to $72.7 million for the fourth quarter of 2015 and $58.2 million for the first quarter of 2015. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities discussed in this section are provided under the section “Use of Non-GAAP Financial Measures.”
The following table provides a summary of our non-GAAP core fee income:

	Three months ended
(Dollars in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Non-GAAP core fee income:
Foreign exchange fees	$26,966	$23,970	$17,678
Credit card fees	15,507	15,816	12,090
Deposit service charges	12,672	12,374	10,736
Client investment fees	7,995	6,181	4,482
Lending related fees	7,813	8,790	8,022
Letters of credit and standby letters of credit fees	5,589	5,574	5,202
Total Non-GAAP core fee income	$76,542	$72,705	$58,210

The increase in non-GAAP core fee income from the fourth quarter of 2015 to the first quarter of 2016 was primarily a result of an increase in foreign exchange fees and an increase in client investment fees, partially offset by a decrease in lending related fees. The increase in foreign exchange fees was primarily due to the one-time reclassification of $2.9 million in foreign exchange fee income from noninterest income gains (losses) on derivative instruments reflective of the reclassification noted above. Client investment fees increased $1.8 million reflective primarily of money fund rate increases across our off-balance sheet client investment fund platforms during the first quarter of 2016. The decrease of $1.0 million in lending related fees is reflective primarily of the acceleration of unused commitment fee income on lines that expired during the fourth quarter of 2015.

Noninterest Expense

Noninterest expense was $204.0 million for the first quarter of 2016, compared to $208.6 million for the fourth quarter of 2015 and $190.5 million for the first quarter of 2015. The decrease of $4.6 million in noninterest expense consisted primarily of a $5.0 million decrease in professional services expense reflective of changes due to timing of certain projects and a $1.5 million decrease in compensation and benefits expense. These decreases were offset by a $1.6 million increase in business development and travel expenses, which were reflective primarily of annual first quarter conferences.

The following table provides a summary of our compensation and benefits expense:

	Three months ended
(Dollars in thousands, except employees)	March 31, 2016	December 31, 2015	March 31, 2015
Compensation and benefits:
Salaries and wages	$59,386	$55,854	$51,425
Incentive compensation plans	24,966	34,549	26,376
Employee stock ownership plan ("ESOP")	1,662	2,123	2,167
Other employee incentives and benefits (1)	36,248	31,285	35,802
Total compensation and benefits	$122,262	$123,811	$115,770
Period-end full-time equivalent employees	2,170	2,089	1,965
Average full-time equivalent employees	2,160	2,073	1,955

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The $1.5 million decline in total compensation and benefits expense consists primarily of the following:

•
A decrease of $10.0 million in incentive compensation plans and ESOP expenses, primarily reflective of higher expenses in the fourth quarter of 2015 as a result of our strong 2015 full year financial performance.

•
An increase of $5.7 million due to first quarter seasonal expense items related to additional 401(k) matching expense as a result of the 2015 annual incentive compensation plan payments and employer payroll taxes.

•	An increase of $3.5 million in salaries and wages primarily due to an increase in the number of average full-time equivalent employees ("FTE") by 87 to 2,160 FTEs for the first quarter of 2016.
Non-GAAP noninterest expense, net of noncontrolling interests was $204.1 million for the first quarter of 2016, compared to $208.4 million for the fourth quarter of 2015 and $190.2 million for the first quarter of 2015. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 40.4 percent for the first quarter of 2016, compared to 38.0 percent for the fourth quarter of 2015 and 41.6 percent for the first quarter of 2015. The increase in our effective tax rate for the first quarter of 2016 was related primarily to the benefit recorded in the fourth quarter of 2015 to reflect the decrease in the full year income tax liability based on actual results compared to estimates, as well as the decrease in prior year’s tax liabilities accrued compared to actual based on completion of our tax return filings.
Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Loss (Income) Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net loss (income) attributable to noncontrolling interests:

	Three months ended
(Dollars in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Net interest income (1)	$(3)	$(2)	$(2)
Noninterest loss (income) (1)	3,753	(1,605)	(14,053)
Noninterest expense (1)	(91)	178	292
Carried interest allocation (2)	(1,082)	(1,068)	(111)
Net loss (income) attributable to noncontrolling interests	$2,577	$(2,497)	$(13,874)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net loss attributable to noncontrolling interests was $2.6 million for the first quarter of 2016, compared to income of $2.5 million for the fourth quarter of 2015 and $13.9 million for the first quarter of 2015. Net loss attributable to noncontrolling interests of $2.6 million for the first quarter of 2016 was primarily a result of $2.7 million of net losses on investments (including carried interests) attributable to noncontrolling interests. These losses are primarily from net losses of $2.6 million from our managed funds of funds attributable to unrealized valuation decreases in companies held by the funds.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $182.9 million to $3.4 billion at March 31, 2016, due primarily to net income of $79.2 million and an increase in additional paid-in capital of $3.8 million attributable to amortization of share-based compensation. Additionally, stockholders' equity was impacted by the increase in the net balance of our accumulated other comprehensive income from $15.4 million to $115.4 million at March 31, 2016, which was a result of the $170.8 million increase in the fair value of our AFS securities portfolio ($101.3 million, net of tax) from decreased market interest rates at period-end.

Capital Ratios

Both SVB Financial’s and Silicon Valley Bank’s (the “Bank”) capital ratios (CET 1, tier 1, total risk-based capital and tier 1 leverage) increased as of March 31, 2016, compared to the same ratios as of December 31, 2015. The increases are a result of the proportionally higher increase in our capital compared to the increases in risk-weighted and average assets during the first quarter of 2016. Increased capital is reflective primarily of quarterly earnings. The growth in risk-weighted assets was primarily from loan growth and was partially offset by a decrease in fixed income securities, while the growth in average assets was primarily from loan growth and was partially offset by the decrease in our fixed income securities and cash balances during the quarter.

All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for all capital ratios.

Outlook for the Year Ending December 31, 2016

Our outlook for the year ending December 31, 2016 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide our outlook for certain items (such as gains (losses) from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2016, compared to our full year 2015 results, we currently expect the following outlook: (Note that the outlook below includes the expected impact of the December 16, 2015 increase of the target federal funds rate by the Federal Reserve of 25 basis points, but no other additional expected interest rate changes during 2016.)

	Current full year 2016 outlook compared to 2015 results (as of April 21, 2016)	Change in outlook compared to outlook reported as of January 21, 2016
Average loan balances	Increase at a percentage rate in the low twenties	Outlook narrowed to low twenties from previous outlook of high teens to low twenties
Average deposit balances	Increase at a percentage rate in the low double digits	No change from previous outlook
Net interest income (1)	Increase at a percentage rate in the mid-teens	No change from previous outlook
Net interest margin (1)	Between 2.50% and 2.70%	No change from previous outlook
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2015 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Between 0.60% and 1.00% of total gross loans	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the mid-twenties	No change from previous outlook
Noninterest expense (excluding expenses related to noncontrolling interests) (2) (3)	Increase at a percentage rate in the high single digits	No change from previous outlook

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)	These are non-GAAP measures. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of these measures.

(3)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2016” above, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; and financial results (and the components of such results) for certain quarters in, and for the full year 2016.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•
deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities);

•	changes in the volume and credit quality of our loans;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in our deposit levels;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	accounting changes, as required by GAAP; and

•	regulatory or legal changes or their impact on us, including the impact of the Volcker Rule.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On April 21, 2016, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended March 31, 2016. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the passcode “42304940.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, April 21, 2016, through 9:59 p.m. (Pacific Time) on Saturday, May 21, 2016, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode “42304940#.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, April 21, 2016.

About SVB Financial Group

For more than 30 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group serves companies in technology-related, life science/healthcare, private equity/venture capital, and premium wine industries. Along with commercial banking products and services provided by Silicon Valley Bank, the company offers investment advisory, asset management, private wealth management and brokerage services. We also offer non-banking products and services, such as funds management, private equity/venture capital investment and business valuation services, through our other subsidiaries and divisions. Headquartered in Santa Clara, Calif., SVB Financial Group operates in centers of innovation in the U.S. and around the world. Learn more at svb.com.

Banking services are provided by Silicon Valley Bank, Member FDIC. SVB Financial Group and Silicon Valley Bank are members of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2016	December 31, 2015	March 31, 2015
Interest income:
Loans (1)	$197,942	$185,401	$165,501
Investment securities:
Taxable	91,050	91,150	81,274
Non-taxable	596	685	772
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	2,070	1,996	1,269
Total interest income	291,658	279,232	248,816
Interest expense:
Deposits	1,188	1,164	1,943
Borrowings (1)	9,049	8,999	7,948
Total interest expense	10,237	10,163	9,891
Net interest income	281,421	269,069	238,925
Provision for loan losses	33,341	31,261	6,452
Net interest income after provision for loan losses	248,080	237,808	232,473
Noninterest income:
(Losses) gains on investment securities, net (1)	(4,684)	12,439	33,263
(Losses) gains on derivative instruments, net	(1,695)	17,515	39,729
Foreign exchange fees	26,966	23,970	17,678
Credit card fees	15,507	15,816	12,090
Deposit service charges	12,672	12,374	10,736
Client investment fees	7,995	6,181	4,482
Lending related fees	7,813	8,790	8,022
Letters of credit and standby letters of credit fees	5,589	5,574	5,202
Other (1)	15,971	11,847	(7,678)
Total noninterest income	86,134	114,506	123,524
Noninterest expense:
Compensation and benefits	122,262	123,811	115,770
Professional services (1)	19,000	24,005	18,747
Premises and equipment	14,984	15,127	12,657
Business development and travel	12,246	10,620	11,112
Net occupancy	10,035	10,664	7,313
FDIC and state assessments	6,927	6,750	5,789
Correspondent bank fees (1)	3,652	3,640	3,368
Provision for (reduction of) unfunded credit commitments	134	(2,195)	2,263
Other (1)	14,793	16,186	13,522
Total noninterest expense	204,033	208,608	190,541
Income before income tax expense	130,181	143,706	165,456
Income tax expense	53,584	53,697	63,066
Net income before noncontrolling interests	76,597	90,009	102,390
Net loss (income) attributable to noncontrolling interests (1)	2,577	(2,497)	(13,874)
Net income available to common stockholders	$79,174	$87,512	$88,516
Earnings per common share—basic	$1.53	$1.70	$1.74
Earnings per common share—diluted	1.52	1.68	1.71
Weighted average common shares outstanding—basic	51,645,843	51,508,962	51,008,680
Weighted average common shares outstanding—diluted	52,085,387	52,061,171	51,719,086

(1)
Amounts for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	March 31, 2016	December 31, 2015	March 31, 2015
Assets:
Cash and cash equivalents (1)	$1,868,512	$1,503,257	$1,254,530
Available-for-sale securities, at fair value (cost $14,150,695, $16,375,941, and $13,619,702, respectively)	14,327,079	16,380,748	13,746,923
Held-to-maturity securities, at cost (fair value $8,630,952, $8,758,622 and $7,869,653, respectively)	8,548,238	8,790,963	7,816,797
Non-marketable and other securities (1)	668,497	674,946	664,388
Investment securities	23,543,814	25,846,657	22,228,108
Loans, net of unearned income (1)	17,735,147	16,742,070	14,447,683
Allowance for loan losses	(230,249)	(217,613)	(167,875)
Net loans	17,504,898	16,524,457	14,279,808
Premises and equipment, net of accumulated depreciation and amortization	108,570	102,625	82,724
Accrued interest receivable and other assets (1)	548,108	709,707	761,440
Total assets	$43,573,902	$44,686,703	$38,606,610
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits (1)	$30,933,256	$30,867,497	$25,796,125
Interest-bearing deposits	7,826,465	8,275,279	8,134,989
Total deposits	38,759,721	39,142,776	33,931,114
Short-term borrowings	—	774,900	77,766
Other liabilities (1)	506,571	639,094	686,070
Long-term debt	796,570	796,702	797,692
Total liabilities	40,062,862	41,353,472	35,492,642
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 51,701,312 shares, 51,610,226 shares and 51,095,341 shares outstanding, respectively	52	52	51
Additional paid-in capital (1)	1,192,782	1,189,032	1,140,458
Retained earnings	2,072,820	1,993,646	1,738,483
Accumulated other comprehensive income (1)	115,390	15,404	92,700
Total SVBFG stockholders’ equity	3,381,044	3,198,134	2,971,692
Noncontrolling interests (1)	129,996	135,097	142,276
Total equity	3,511,040	3,333,231	3,113,968
Total liabilities and total equity	$43,573,902	$44,686,703	$38,606,610

(1)
Amounts for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	March 31, 2016			December 31, 2015			March 31, 2015
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1) (2)	$2,130,958	$2,070	0.39%	$2,806,666	$1,996	0.28%	$1,499,891	$1,269	0.34%
Investment securities: (3)
Available-for-sale securities:
Taxable	14,692,632	50,083	1.37	15,314,771	50,125	1.30	13,571,213	44,009	1.32
Non-taxable (4)	—	—	—	—	—	—	—	—	—
Held-to-maturity securities:
Taxable	8,595,081	40,967	1.92	8,146,904	41,025	2.00	7,486,164	37,265	2.02
Non-taxable (4)	63,603	918	5.81	73,597	1,053	5.68	83,591	1,188	5.76
Total loans, net of unearned income (2) (5) (6)	17,012,435	197,942	4.68	15,745,610	185,401	4.67	14,048,285	165,501	4.78
Total interest-earning assets	42,494,709	291,980	2.76	42,087,548	279,600	2.64	36,689,144	249,232	2.75
Cash and due from banks (2)	402,433			299,385			239,905
Allowance for loan losses	(225,344)			(203,102)			(171,222)
Other assets (2) (7)	1,518,392			1,450,972			1,463,514
Total assets	$44,190,190			$43,634,803			$38,221,341
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$313,460	$61	0.08%	$282,775	$56	0.08%	$237,575	$125	0.21%
Money market deposits	6,097,575	946	0.06	6,051,490	886	0.06	5,947,877	1,531	0.10
Money market deposits in foreign offices	132,171	15	0.05	172,301	17	0.04	207,502	20	0.04
Time deposits	67,466	23	0.14	71,801	28	0.15	111,017	60	0.22
Sweep deposits in foreign offices	1,437,953	143	0.04	1,795,228	177	0.04	2,184,821	207	0.04
Total interest-bearing deposits	8,048,625	1,188	0.06	8,373,595	1,164	0.06	8,688,792	1,943	0.09
Short-term borrowings	44,752	42	0.38	16,461	14	0.34	43,618	12	0.11
3.50% Senior Notes	346,693	3,140	3.64	346,617	3,138	3.59	238,662	2,126	3.61
5.375% Senior Notes	347,063	4,842	5.61	346,925	4,841	5.54	346,522	4,835	5.66
Junior Subordinated Debentures	54,654	831	6.12	54,698	831	6.03	54,830	832	6.15
6.05% Subordinated Notes	48,295	194	1.62	48,810	175	1.42	50,015	143	1.16
Total interest-bearing liabilities	8,890,082	10,237	0.46	9,187,106	10,163	0.44	9,422,439	9,891	0.43
Portion of noninterest-bearing funding sources	33,604,627			32,900,442			27,266,705
Total funding sources	42,494,709	10,237	0.10	42,087,548	10,163	0.10	36,689,144	9,891	0.11
Noninterest-bearing funding sources: (2)
Demand deposits	31,219,504			30,531,096			25,173,444
Other liabilities	624,796			544,986			571,736
SVBFG stockholders’ equity	3,322,362			3,233,488			2,900,330
Noncontrolling interests	133,446			138,127			153,392
Portion used to fund interest-earning assets	(33,604,627)			(32,900,442)			(27,266,705)
Total liabilities and total equity	$44,190,190			$43,634,803			$38,221,341
Net interest income and margin (2)		$281,743	2.67%		$269,437	2.54%		$239,341	2.65%
Total deposits (2)	$39,268,129			$38,904,691			$33,862,236
Average SVBFG stockholders’ equity as a percentage of average assets (2)			7.52%			7.41%			7.59%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(322)			(368)			(416)
Net interest income, as reported		$281,421			$269,069			$238,925

(1)
Includes average interest-earning deposits in other financial institutions of $566 million, $521 million and $509 million; and $1.5 billion, $2.2 billion and $0.9 billion deposited at the Federal Reserve Bank, earning interest at the Fed Funds target rate, for the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

(2)
Amounts for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

(3)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(4)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(5)	Nonaccrual loans are reflected in the average balances of loans.

(6)	Interest income includes loan fees of $25 million, $27 million and $23 million for the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

(7)
Average investment securities of $781 million, $754 million and $773 million for the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other securities.

Gains on Equity Warrant Assets

	Three months ended
(Dollars in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Equity warrant assets (1):
Gains on exercises, net	$6,849	$4,625	$4,043
Cancellations and expirations	(616)	(222)	(292)
Changes in fair value, net	372	11,981	16,527
Total net gains on equity warrant assets (2)	$6,605	$16,384	$20,278

(1)
At March 31, 2016, we held warrants in 1,670 companies, compared to 1,652 companies at December 31, 2015 and 1,525 companies at March 31, 2015. The total value of our warrant portfolio was $131 million at March 31, 2016 compared to $137 million at December 31, 2015, and $124 million at March 31, 2015. Warrants in 18 companies had values greater than $1.0 million and represented 32 percent of the fair value of the total warrant portfolio at March 31, 2016.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Weighted average common shares outstanding—basic	51,646	51,509	51,009
Effect of dilutive securities:
Stock options and employee stock purchase plan	264	342	445
Restricted stock units	175	210	265
Total effect of dilutive securities	439	552	710
Weighted average common shares outstanding—diluted	52,085	52,061	51,719
SVB Financial and Bank Capital Ratios

	March 31, 2016	December 31, 2015	March 31, 2015
SVB Financial Group:
CET 1 risk-based capital ratio	12.38%	12.28%	11.92%
Tier 1 risk-based capital ratio	12.86	12.83	12.53
Total risk-based capital ratio	13.90	13.84	13.46
Tier 1 leverage ratio	7.69	7.63	7.92
Tangible common equity to tangible assets ratio (1)	7.76	7.16	7.70
Tangible common equity to risk-weighted assets ratio (1)	12.82	12.34	12.30
Silicon Valley Bank:
CET 1 risk-based capital ratio	12.57%	12.52%	12.36%
Tier 1 risk-based capital ratio	12.57	12.52	12.36
Total risk-based capital ratio	13.66	13.60	13.35
Tier 1 leverage ratio	7.19	7.09	7.43
Tangible common equity to tangible assets ratio (1)	7.55	6.95	7.60
Tangible common equity to risk-weighted assets ratio (1)	13.03	12.59	12.77

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	March 31, 2016	December 31, 2015	March 31, 2015
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software and internet	$1,939,785	$1,891,512	$1,810,914
Hardware	414,191	392,080	501,456
Private equity/venture capital	4,271,726	3,600,102	3,068,021
Life science/healthcare	613,634	620,170	477,396
Premium wine (1)	17,957	22,294	27,882
Other	140,729	110,155	94,311
Total commercial loans	7,398,022	6,636,313	5,979,980
Real estate secured loans:
Premium wine (1)	90,162	82,305	80,091
Consumer (2)	—	—	—
Other	21,733	21,933	22,533
Total real estate secured loans	111,895	104,238	102,624
Consumer loans (2)	107,610	103,640	63,000
Total loans individually equal to or greater than $20 million	$7,617,527	$6,844,191	$6,145,604
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software and internet	$3,555,087	$3,590,598	$3,102,833
Hardware	650,554	688,151	575,169
Private equity/venture capital	2,074,363	1,911,827	1,487,725
Life science/healthcare	1,127,132	1,104,375	934,167
Premium wine	167,319	180,514	159,799
Other	219,514	204,658	197,202
Total commercial loans	7,793,969	7,680,123	6,456,895
Real estate secured loans:
Premium wine	564,197	564,282	533,695
Consumer	1,652,344	1,543,340	1,208,637
Other	23,200	23,261	17,230
Total real estate secured loans	2,239,741	2,130,883	1,759,562
Construction loans	74,205	78,862	85,906
Consumer loans	120,639	123,072	106,887
Total loans individually less than $20 million	$10,228,554	$10,012,940	$8,409,250
Total gross loans	$17,846,081	$16,857,131	$14,554,854
Loans individually equal to or greater than $20 million as a percentage of total gross loans	42.7%	40.6%	42.2%
Total clients with loans individually equal to or greater than $20 million	207	188	167
Loans individually equal to or greater than $20 million on nonaccrual status	$60,954	$85,156	$27,525

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	March 31, 2016	December 31, 2015		March 31, 2015
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$113,945	$123,392		$42,382
Loans past due 90 days or more still accruing interest	27	—		3,099
Total nonperforming loans	113,972	123,392		45,481
OREO and other foreclosed assets	—	—		545
Total nonperforming assets	$113,972	$123,392		$46,026
Nonperforming loans as a percentage of total gross loans	0.64%	0.73%		0.31%
Nonperforming assets as a percentage of total assets	0.26	0.28		0.12
Allowance for loan losses	$230,249	$217,613		$167,875
As a percentage of total gross loans	1.29%	1.29%	`	1.15%
As a percentage of total gross nonperforming loans	202.02	176.36		369.11
Allowance for loan losses for nonaccrual loans	$50,353	$51,844		$23,822
As a percentage of total gross loans	0.28%	0.31%		0.16%
As a percentage of total gross nonperforming loans	44.18	42.02		52.38
Allowance for loan losses for total gross performing loans	$179,896	$165,769		$144,053
As a percentage of total gross loans	1.01%	0.98%		0.99%
As a percentage of total gross performing loans	1.01	0.99		0.99
Total gross loans	$17,846,081	$16,857,131		$14,554,854
Total gross performing loans	17,732,109	16,733,739		14,509,373
Reserve for unfunded credit commitments (1)	34,541	34,415		38,628
As a percentage of total unfunded credit commitments	0.22%	0.22%		0.25%
Total unfunded credit commitments (2)	$15,880,198	$15,614,359		$15,485,514

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Client directed investment assets	$7,318	$8,268	$7,017
Client investment assets under management (2)	21,731	21,820	17,712
Sweep money market funds	13,423	13,348	8,896
Total average client investment funds	$42,472	$43,436	$33,625

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Client directed investment assets	$7,512	$7,527	$8,487	$8,047	$7,344
Client investment assets under management (2)	21,431	22,454	21,823	20,394	17,956
Sweep money market funds	13,331	14,011	13,257	11,643	9,870
Total period-end client investment funds	$42,274	$43,992	$43,567	$40,084	$35,170

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed-income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. We adopted the new accounting guidance related to our consolidated variable interest entities (ASU 2015-02) effective January 1, 2015. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income (losses) and expense attributable to noncontrolling interests, adjustments to net interest income for a taxable equivalent basis and the losses noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains (losses) on investment securities, net, gains (losses) on derivative instruments, net, and other noninterest income items.

	Three months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015 (1)
GAAP noninterest income	$86,134	$114,506	$108,477	$126,287	$123,524
Less: (losses) income attributable to noncontrolling interests, including carried interest	(2,671)	2,673	6,343	8,556	14,164
Non-GAAP noninterest income, net of noncontrolling interests	$88,805	$111,833	$102,134	$117,731	$109,360

(1)
Amounts as of and for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

	Three months ended
Non-GAAP core fee income (Dollars in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
GAAP noninterest income (1)	$86,134	$114,506	$108,477	$126,287	$123,524
Less: (losses) gains on investment securities, net (1)	(4,684)	12,439	18,768	24,975	33,263
Less: (losses) gains on derivative instruments, net	(1,695)	17,515	10,244	16,317	39,729
Less: other noninterest income (losses) (1)	15,971	11,847	11,077	18,916	(7,678)
Non-GAAP core fee income	$76,542	$72,705	$68,388	$66,079	$58,210

(1)
Amounts for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

	Three months ended
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015 (1)
GAAP net (losses) gains on investment securities	$(4,684)	$12,439	$18,768	$24,975	$33,263
Less: (losses) income attributable to noncontrolling interests, including carried interest	(2,716)	2,803	6,102	9,036	14,171
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$(1,968)	$9,636	$12,666	$15,939	$19,092

(1)
Amounts for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

	Three months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015 (1)
GAAP noninterest expense	$204,033	$208,608	$184,755	$194,112	$190,541
Less: expense attributable to noncontrolling interests	(91)	178	116	242	292
Non-GAAP noninterest expense, net of noncontrolling interests	$204,124	$208,430	$184,639	$193,870	$190,249
GAAP net interest income	$281,421	$269,069	$254,660	$243,771	$238,925
Adjustments for taxable equivalent basis	322	368	380	400	416
Non-GAAP taxable equivalent net interest income	$281,743	$269,437	$255,040	$244,171	$239,341
Less: net interest income attributable to noncontrolling interests	3	2	2	2	2
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$281,740	$269,435	$255,038	$244,169	$239,339
GAAP noninterest income	$86,134	$114,506	$108,477	$126,287	$123,524
Non-GAAP noninterest income, net of noncontrolling interests	88,805	111,833	102,134	117,731	109,360
GAAP total revenue	$367,555	$383,575	$363,137	$370,058	$362,449
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$370,545	$381,268	$357,172	$361,900	$348,699
GAAP operating efficiency ratio	55.51%	54.39%	50.88%	52.45%	52.57%
Non-GAAP, net of noncontrolling interests operating efficiency ratio	55.09	54.67	51.69	53.57	54.56

(1)
Amounts and ratios for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015 (1)
GAAP non-marketable and other securities	$668,497	$674,946	$650,555	$645,506	$664,388
Less: amounts attributable to noncontrolling interests	123,158	126,388	129,417	128,539	129,921
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$545,339	$548,558	$521,138	$516,967	$534,467

(1)
Amounts as of March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015 (1)
GAAP SVBFG stockholders’ equity	$3,381,044	$3,198,134	$3,174,899	$3,051,102	$2,971,692
Tangible common equity	$3,381,044	$3,198,134	$3,174,899	$3,051,102	$2,971,692
GAAP total assets	$43,573,902	$44,686,703	$41,730,982	$40,231,007	$38,606,610
Tangible assets	$43,573,902	$44,686,703	$41,730,982	$40,231,007	$38,606,610
Risk-weighted assets	$26,382,154	$25,919,594	$24,666,658	$23,815,512	$24,151,737
Tangible common equity to tangible assets	7.76%	7.16%	7.61%	7.58%	7.70%
Tangible common equity to risk-weighted assets	12.82	12.34	12.87	12.81	12.30

(1)
Amounts and ratios as of March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015 (1)
Tangible common equity	$3,246,536	$3,059,045	$3,048,933	$2,930,554	$2,886,173
Tangible assets	$42,990,146	$44,045,967	$41,073,120	$39,612,481	$37,974,587
Risk-weighted assets	$24,922,140	$24,301,043	$23,072,656	$22,277,020	$22,602,065
Tangible common equity to tangible assets	7.55%	6.95%	7.42%	7.40%	7.60%
Tangible common equity to risk-weighted assets	13.03	12.59	13.21	13.16	12.77

(1)
Amounts and ratios as of March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).